Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-102082, 333-88770, 333-88730,333-30088, 333-88811, 333-48260, 333-52644, 333-75736 and 333-111548) and Form S-3 (No. 333-83491 and 333-110304) of TIBCO Software Inc. of our report dated January 16, 2004, relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

January 20, 2004